UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2014

ARTESIAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-18516	51-0002090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Churchmans Road, Newark, Delaware	19702
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	302-453-6900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01  Other Events

On April 11, 2014, Artesian Water Company, Inc. ("Artesian Water"), the principal subsidiary of Artesian Resources Corporation, filed a request with the Delaware Public Service Commission to implement new rates to meet a requested increase in revenue of 15.9%, or approximately $10.0 million, on an annualized basis.  The actual effective increase is less than 15.9% since Artesian Water has been permitted to recover specific investments made in infrastructure through the assessment of a 3.3% Distribution System Infrastructure Charge ("DSIC").  Since the DSIC rate is set to zero when temporary rates are placed into effect, customers would experience an incremental increase of 12.6%, the net of the overall 15.9% increase less the DSIC rate of 3.3% currently in effect, if the requested increase is granted in full by the Delaware Public Service Commission.  The new rates are designed to support Artesian Water's ongoing capital improvement program and to cover increased costs of operations, including water quality testing, chemicals and electricity for water treatment, taxes, labor and benefits.  In accordance with applicable law, Artesian Water anticipates implementing temporary rates 60 days from the date of filing, up to the statutory limit of $2.5 million on an annual basis, until permanent rates are determined by the Delaware Public Service Commission.  Artesian Water's last request to implement new rates was filed in April 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTESIAN RESOURCES CORPORATION
Date: April 16, 2014	By: /s/ David B. Spacht
David B. Spacht
Chief Financial Officer